Exhibit 99.1

                                                           RSM McGladrey Network
                                                   An Independently Owned Member
                    50 South Main Street, Suite 1450, Salt Lake City, Utah 84144
                                    Telephone (801) 328-4408  Fax (901) 328-4461
HJ & Associates, L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS



March 30, 2005

Western Goldfields, Inc.
961 Marley Lane, Suite 120
Reno, Nevada 89502


We have been unable to complete the audit of the December 31, 2004 financial statements of Western Goldfields, Inc. and Subsidiaries in order for the Company to file its Form 10KSB on a timely basis. As you are aware and as reported on Form 8-K, our firm was recently retained as the Company's independent registered public accounting firm. We are in the process of securing additional information and documentation from the Company's previous independent registered public accounting firm that is necessary for us to complete our audit procedures. In addition we have had unforeseen scheduling and logistical issues that have contributed to the delay in completing the audit. It is our expectation that the audit will be completed in sufficient time for the Company to file its December 31, 2004 Form 10KSB on or before April 15, 2005.



Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC